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                                                                    Exhibit 99.4


                        FORM OF EXCHANGE AGENCY AGREEMENT


This Agreement is entered into as of ___________, 1998 between IBJ Schroder Bank & Trust Company, a banking corporation organized under the laws of the State of New York, as Exchange Agent (the "Agent") and AAi.FosterGrant, Inc., a corporation organized under the laws of the State of Rhode Island (the "Company").

The Company proposes to exchange $1,000 principal amount of the Company's
10 3/4% Senior Notes due 2006, Series B (the "New Notes" or "Exchange Notes") in exchange (the "Exchange Offer") for an equal aggregate principal amount of the Company's outstanding 10 3/4% Senior Notes due 2006, Series A (the "Old Notes") pursuant to the Registration Rights Agreement dated as of July 21, 1998 and the accompanying Letter of Transmittal. The Exchange Offer will terminate at 5:00 p.m. New York City Time on ________, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). The New Notes are to be issued by the Company pursuant to the terms of an Indenture dated as of July 21, 1998 (the "Indenture") between the Company, the Guarantors named therein, and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee").

Subject to the provisions hereof, the Company hereby appoints and the Agent hereby accepts the appointment as Agent for the purposes of receiving, accepting for delivery and otherwise acting upon tenders of the Old Notes (the "Certificates") in accordance with the form of Letter of Transmittal attached hereto (the "L/T") and with the terms and conditions set forth herein and under the caption "The Exchange Offer" in the Prospectus.

The Agent has received the following documents in connection with its appointment:

     (i)   L/T
     (ii)  a form of Notice of Guaranteed Delivery
     (iii) the Prospectus

The Agent is authorized and hereby agrees to act as follows:

     (a) to address, and deliver by hand or next day courier, a complete set of the Exchange Offer Documents to each person who, prior to the Expiration Date, becomes a registered holder of Old Notes promptly after such person becomes a registered holder of Old Notes;

     (b) to receive all tenders of Old Notes made pursuant to the Exchange Offer and stamp the L/T with the day, month and approximate time of receipt;

     (c) to examine each L/T and Old Notes received to determine that all requirements necessary to constitute a valid tender have been met. The Agent shall be entitled


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          to rely on the electronic messages sent by the Depository Trust
          Company ("DTC") regarding ATOP delivery of the Notes to the Agent's account at DTC from the DTC participants listed on the DTC position listing provided to the Agent;

     (d) with the approval of the President, any Vice President, the Secretary or Assistant Secretary of the Company, to take such actions necessary and appropriate to correct any irregularity or deficiency associated with any tender not in proper order;

     (e) to follow instructions given by Duane M. DeSisto, Chief Financial Officer of the Company, with respect to the waiver of any irregularities or deficiencies associated with any tender;

     (f)  to hold all valid tenders subject to further instructions from Duane
          M. DeSisto, Chief Financial Officer of the Company;

     (g) to render a written report, in the form of Exhibit A attached hereto, on each business day during the Exchange Offer and promptly confirm, by telephone, the information contained therein to Margaret D. Farrell at Hinckley, Allen & Snyder.

     (h) to follow and act upon any written amendments, modifications or supplements to these instructions, any of which may be given to the Agent by the President, any Vice President, the Secretary or Assistant Secretary of the Company or such other person or persons as they shall designate in writing;

     (i) to return to the presentors, in accordance with the provisions of the L/T, any Old Notes that were not received in proper order and as to which the irregularities or deficiencies were not cured or waived;

     (j) in the event the Exchange Offer is consummated, to deliver authenticated Exchange Notes to tendering Noteholders, in accordance with the instructions of such Noteholder's specified in the respective L/T's, as soon as practicable after receipt thereof;

     (k) to determine that all endorsements, guarantees, signatures, authorities, stock transfer taxes (if any) and such other requirements are fulfilled in connection with any request for issuance of the Exchange Notes in a name other than that of the registered owner of the Old Notes;

     (l) to deliver to, or upon the order of, the Company all Old Notes received under the Exchange Offer, together with any related assignment forms and other documents;



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     (m)  subject to the other terms and conditions set forth in this Agreement to take all other actions reasonable and necessary in the good faith judgment of the Agent, to effect the foregoing matters;

     (n) arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that the Agent is required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations; and

     (o) deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, the Agent's check in the amount of all transfer taxes so payable, and the Company shall reimburse the Agent for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that the Agent shall reimburse the Company for amounts refunded to the Agent in respect of the Agent's payment of any such transfer taxes, at such time as such refund is received by the Agent.

The Agent shall:

     (1) have no duties or obligations other than those specifically set forth herein, provided, however, that in no way will the Agent's general duty to act in good faith be discharged by the foregoing;

     (2) not be required to refer to any documents for the performance of its obligations hereunder other than this Agreement, the L/T and the documents required to be submitted with the L/T; other than such documents, the Agent will not be responsible or liable for any terms, directions or information in the Prospectus or any other document or agreement unless the Agent specifically agrees thereto in writing;

     (3) not be required to act on the directions of any person, including the persons named above, unless the Company provides a corporate resolution to the Agent or other evidence satisfactory to the Agent of the authority of such person;

     (4) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of
          (i) the Exchange Offer, (ii) any Certificates, L/T's or documents prepared by the Company in connection with the Exchange Offer or (iii) any signatures or endorsements, other than its own;



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     (5)  not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by the Company;

     (6) be able to reasonably rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Agent specifically covered by this Agreement, of any officer of the Company authorized to give instructions under paragraph
          (g) or (h) above;

     (7) be able to reasonably rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

     (8) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or property under this Agreement and shall have no responsibility with respect to the use or application of any property delivered by it pursuant to the provisions hereof;

     (9) be able to consult with counsel satisfactory to it (including counsel for the Company or staff counsel of the Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advice or opinion of such counsel;

     (10) not be called on at any time to advise, and shall not advise, any person delivering an L/T pursuant to the Exchange Offer as to the value of the consideration to be received;

     (11) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Agent signed by the proper authority or authorities and, if the Agent's duties or rights are affected, unless the Agent shall give its prior written consent thereto; and

     (12) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act.

The Agent shall be entitled to compensation as set forth in Exhibit B attached hereto.

The Company covenants and agrees to indemnify and hold the Agent harmless in its capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by the Agent in reliance upon any signature, endorsement, assignment, certificate, order, request, notice,


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instruction or other instrument or document reasonably believed by the Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of the Agent's gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against the Agent unless the Company shall be notified by the Agent, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against the Agent or of any other action commenced against the Agent, promptly after the Agent shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by the Agent so long as the Company shall retain counsel satisfactory to the Agent to defend such suit.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. The parties agree to submit and to the exclusive jurisdiction of the federal or state courts located in the State of New York, New York County.

Unless otherwise expressly provided herein, all notices, requests, demands and other communications hereunder shall be in writing, shall be delivered by hand, facsimile or by First Class Mail, postage prepaid, shall be deemed given when received and shall be addressed to the Agent and the Company at the respective addresses listed below or to such other addresses as they shall designate from time to time in writing, forwarded in like manner.

If to the Agent, to:         IBJ Schroder Bank & Trust Company
                             One State Street
                             New York, NY 10004
                             Attention: Reorganization Operations Dept.
                             Telephone:  (212) 858-2103
                             Facsimile:  (212) 858-2611

     with copies to:         IBJ Schroder Bank & Trust Company
                             One State Street
                             New York, New York 10004
                             Attn: Corporate Finance Trust Services
                             Telephone:  (212) 858-2529
                             Facsimile:  (212) 858-2952




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If to the Company, to:     AAi.FosterGrant, Inc.
                           500 George Washington Highway
                           Smithfield, RI 02917
                           Attention:  Duane M. DeSisto, Chief Financial Officer
                           Telephone:  (401) 231-3800
                           Facsimile:  (401) 231-3212

      with copies to:      Hinckley, Allen & Snyder
                           1500 Fleet Center
                           Providence, RI 02903
                           Attention:  Margaret D. Farrell, Esq.
                           Telephone:  (401) 274-2000
                           Facsimile:  (401) 277-9600


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.

                                    IBJ Schroder Bank & Trust Company


                                    By:      ______________________________

                                    Name:    ______________________________

                                    Title:   ______________________________




                                    AAi.FosterGrant, Inc.


                                    By:      ______________________________

                                    Name:    ______________________________

                                    Title:   ______________________________




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                                    EXHIBIT A
                                  SAMPLE REPORT



                                                       Date:____________________
                                                       Report Number:___________
                                                       As of Date:______________

Ladies & Gentlemen:

As Exchange Agent for the Exchange Offer dated __________________, 1998, we hereby render the following report:


Principal Amount previously received:                       _________________

Principal Amount received today:                            _________________

Principal Amount received against Guaranteed Deliveries:    _________________

Principal Amount withdrawn today:                           _________________

TOTAL PRINCIPAL AMOUNT RECEIVED TO DATE:                    =================

RECAP OF PRINCIPAL AMOUNT REPRESENTED BY GUARANTEES

Guarantees previously outstanding:                          _________________

Guarantees received today:                                  _________________

Guarantees settled today:                                   _________________

Guarantees withdrawn today:                                 _________________

Guarantees outstanding:                                     _________________

TOTAL PRINCIPAL AMOUNT AND GUARANTEES OUTSTANDING:          =================



                                         Very truly yours,





                                         Reorganization Operations Dept.




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                                    EXHIBIT B
                                  COMPENSATION



          THE AGENT'S OUT-OF-POCKET EXPENSES INCURRED IN CONNECTION WITH COMPLETING ITS DUTIES PURSUANT TO THIS AGREEMENT.